Exhibit 99.1

News Release

STANDARD PACIFIC CORP. REPORTS 2007 FOURTH QUARTER AND FISCAL YEAR LOSS

Company Generates Substantial Cash, Reduces Debt

IRVINE, CALIFORNIA, February 4, 2008, Standard Pacific Corp. (NYSE:SPF) today reported the Company’s unaudited 2007 fourth quarter and fiscal year operating results.

2007 Fourth Quarter Financial and Operating Highlights From Continuing and Discontinued Operations:

•	Cash flows from operating activities of $348 million;

•	Homebuilding cash on balance sheet of $219 million compared to $5 million at Sept. 30, 2007;

•	Homebuilding debt reduction of $251.1 million during the 2007 fourth quarter;

•	Loss per share of $6.80 vs. loss per share of $1.53 last year;

•	Net loss of $440.9 million compared to a net loss of $98.4 million last year;

•	Earnings per share of $0.07, excluding fourth quarter after-tax impairment and tax valuation allowance charges totaling $6.87 per share;

•

$433.5 million of pretax charges related to inventory, joint venture and goodwill impairments and land deposit write-offs (including $40.6 million related to discontinued operations) and a $180.5 million noncash charge related to the establishment of a valuation allowance for the Company’s deferred tax asset;

•	Substantially exited Tucson and San Antonio markets as part of right-sizing footprint; and

•	Tax refund of approximately $235 million expected during first quarter of 2008 as a result of NOL carryback for federal income taxes.

2007 Fourth Quarter Financial and Operations Highlights From Continuing Operations Resulted in the Following:

•	Homebuilding revenues of $933.6 million vs. $1.2 billion last year;

•	New home deliveries of 2,150*, down 23% from 2,804* last year;

•	1,002* net new home orders, down 11% from 1,129* last year;

•	Cancellation rate of 37%* versus 44%* last year;

•	Quarter-end backlog of 1,279* homes, valued at $443 million compared to 2,443* homes valued at $885 million a year ago.

The net loss for the quarter ended Dec. 31, 2007 was $440.9 million, or $6.80 per share, compared to a net loss of $98.4 million, or $1.53 per share, in the year earlier period. Homebuilding revenues from continuing operations for the 2007 fourth quarter were $933.6 million versus $1.2 billion last year.

The Company’s results for the 2007 fourth quarter include pretax impairment charges (including discontinued operations) of $433.5 million, or $265.2 million or $4.09 per share after tax, related to homebuilding market conditions, including the Company’s rationalization of its homebuilding portfolio as it implements its plan to work its way through today’s challenging environment. The impairment charges consisted of: $96.1 million related to ongoing consolidated real estate inventories; $211.4 million related to land sold or held for sale; $77.8 million related to the Company’s share of joint venture inventory impairment charges; $11.8 million related to land deposit and capitalized preacquisition cost write-offs for abandoned projects; and $36.4 million related to goodwill impairment charges. In addition, the fourth quarter operating results also included a noncash charge of $180.5 million, or $2.78 per share, related to a deferred tax asset valuation allowance that was established in accordance with Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes”(“FAS 109”). Excluding these charges, the Company’s earnings would have been $0.07 per share.**

“In the face of unprecedented housing market conditions, Standard Pacific delivered measurable progress on our plan to generate cash, pay down debt and improve our liquidity position,” commented Stephen J. Scarborough, Chairman, Chief Executive and President of the Company. “We reduced inventory levels and generated cash across a number of different fronts. We exceeded our home delivery target for the fourth quarter. We also sold lots in a number of markets in order to generate cash from both sale proceeds and from our ability to monetize the loss on sale through NOL carrybacks for federal income tax purposes. In addition, we tightened our geographic footprint by substantially exiting two non-core markets, Tucson and San Antonio. Finally, we continued to adjust and improve the Company’s overhead and cost structure to right-size the organization and produce homes more efficiently.”

Mr. Scarborough went on to state that, “As we enter 2008, we anticipate that housing market conditions will continue to weaken, resulting in a decrease in companywide deliveries. In response, we plan to cut new home starts, new community openings and spends for land acquisitions and site development costs, and continue to balance overhead to sales levels. Based on our current view of market conditions, we expect to generate positive cash flow during the year even after paying off the remaining balance of the 2008 senior notes.”

Cash Generation and Debt Reduction Results

Standard Pacific ended the year with more than $219 million of homebuilding cash on its balance sheet while reducing the balance outstanding under the Company’s revolving credit facility during the 2007 fourth quarter by more than $163 million to $90 million. In addition, the Company began to retire its $150 million of 6 1/2% senior notes due October 1, 2008 through the open market purchase in the fourth quarter of $24 million of those notes, and the Company paid down its trust deed notes payable by nearly $66 million. As a result of Standard Pacific’s NOL carrybacks for federal income taxes, the Company expects to receive a tax refund of approximately $235 million during the 2008 first quarter.

Inventory Reduction

As a result of the aforementioned inventory reduction initiatives, Standard Pacific’s owned or controlled lot position stood at approximately 35,000 lots (including discontinued operations) at Dec. 31, 2007, a 43% reduction from the year ago level and a 53% decrease from the peak lot count at Dec. 31, 2005.

Joint Venture Project Rationalization

The Company also made meaningful progress with respect to its joint ventures. The Company exited six joint ventures during the fourth quarter for aggregate net cash payments totaling approximately $3.0 million. In addition, the Company accelerated the take down of lots from one Southern California venture while acquiring its share of unstarted lots from another Southern California joint venture, both moves to maximize tax cash flow benefits. As a result of these actions, combined with activity in previous quarters, the Company saw its absolute level of joint venture debt (including discontinued operations) decline year over year by 39% to $771 million. Since the end of 2006, the Company has reduced the number of lots in its joint ventures (including discontinued operations) by 45%. Looking ahead, the Company will continue to carefully monitor its joint venture portfolio. During the fourth quarter Standard Pacific made joint venture loan remargin payments of approximately $46 million; the Company estimates its share of additional remargin obligations currently to be $45 million to $55 million, based on present asset values. These amounts, which are reflected in the Company’s cash flow projections, do not reflect the impact of any further reductions in asset values which may continue until market conditions stabilize and also do not reflect additional ordinary course joint venture capital contributions, also reflected in our cash flow projections, related to acquisition, development and construction costs, loan step downs, and loan maturities. In addition, during the fourth quarter we unwound the joint venture in California that we mentioned in our last earnings release by acquiring the interest of our joint venture partners and paying off approximately $40 million of the related joint venture debt. Over the course of this downturn the Company may find it necessary to exit additional joint ventures, which may be accomplished by acquiring our partner’s interest, disposing of our interest or other means. We are not currently in discussions with any of our joint venture partners to acquire their interests.

Credit Facility

As a result of the impact of the $180.5 million FAS 109 deferred tax asset valuation allowance charge the Company was required to take for the quarter ended Dec. 31, 2007, the Company was not in compliance with the consolidated tangible net worth covenant contained in its $900 Million Revolving Credit Facility, $100 million Term Loan A and $225 million Term Loan B as of the end of the quarter. The Company sought and obtained from its bank group a waiver of any default arising from the noncompliance through March 30, 2008. The Company intends to commence further discussions with its banks to amend its covenant package.

Financial and Operating Results – 2007 Fiscal Year vs. 2006 Fiscal Year

The net loss for the year ended Dec. 31, 2007 was $767.3 million, or $11.85 per share, compared to net income of $123.7 million, or $1.85 per share, for 2006. Homebuilding revenues for the year were $2.9 billion versus $3.7 billion last year. The Company’s fiscal year results included pretax impairment charges (including discontinued operations) of $1,092.7 million, or $670.7 million or $10.36 per share after tax, delineated as follows: $456.1 million for ongoing consolidated real estate inventories; $336.0 million for land sold or held for sale; $211.8 million for the Company’s share of joint venture inventory impairment charges; $23.1 million for land deposit and capitalized preacquisition cost write-offs for abandoned projects; and $65.8 million for goodwill impairment charges. The 2007 full year results also included a noncash charge of $180.5 million, or $2.79 per share, for the deferred tax asset valuation allowance discussed above. Excluding the after-tax impairment and tax valuation charges totaling $13.15 per share, the Company’s earnings for 2007 would have been $1.30 per share.**

Homebuilding Operations

	Three Months Ended December 31,				Year Ended December 31,
	2007	2006	% Change		2007	2006	% Change
	(Dollars in thousands)
Homebuilding revenues:
California	$602,457	$615,521	(2%	)	$1,484,047	$1,931,164	(23%	)
Southwest (1)	166,156	294,408	(44%	)	793,455	853,653	(7%	)
Southeast	164,995	253,678	(35%	)	611,331	955,653	(36%	)

Total homebuilding revenues	$933,608	$1,163,607	(20%	)	$2,888,833	$3,740,470	(23%	)

Homebuilding pretax income (loss)(2):
California	$(197,338)	$(153,442)	29%		$(524,856)	$45,914	(1,243%	)
Southwest (1)	(113,460)	(16,897)	571%		(165,685)	41,195	(502%	)
Southeast	(73,687)	26,423	(379%	)	(150,808)	130,267	(216%	)
Corporate	(794)	14,321	(106%	)	(5,130)	3,436	(249%	)

Total homebuilding pretax income (loss)	$(385,279)	$(129,595)	197%		$(846,479)	$220,812	(483%	)

(1)	Excludes the Company’s San Antonio and Tucson divisions, which are classified as discontinued operations.
(2)	Homebuilding pretax income (loss) from continuing operations for the three months and year ended Dec. 31, 2007 includes a total of $393.0 million and $984.6 million, respectively, of pretax inventory, joint venture, land option deposit, and goodwill impairment charges recorded in the following segments: $196.5 million and $578.0 million, respectively, in California, $114.4 million and $211.1 million, respectively, in the Southwest, and $82.1 million and $195.5 million, respectively, in the Southeast. Homebuilding pretax income (loss) for the three months and year ended Dec. 31, 2006 includes a total of $255.9 million and $334.9 million, respectively, of pretax inventory, deposit, joint venture and goodwill impairment charges recorded in the following segments: $203.7 million and $264.0 million, respectively, in California, $41.3 million and $47.5 million, respectively, in the Southwest, and $10.9 million and $23.4 million, respectively, in the Southeast.

The Company generated a homebuilding pretax loss from continuing operations for the 2007 fourth quarter of $385.3 million compared to a pretax loss of $129.6 million in the year earlier period. The increase in pretax loss was driven by a 20% decrease in homebuilding revenues to $933.6 million, a negative 17.0% homebuilding gross margin percentage, a $36.3 million increase in joint venture loss (to a loss of $71.0 million) and an $18.4 million increase in other expense, which was partially offset by a $5.3 million decrease in the Company’s absolute level of selling, general and administrative (“SG&A”) expenses. The Company’s homebuilding operations for the 2007 fourth quarter included the following pretax charges from continuing operations: a $276.2 million inventory impairment charge including $180.1 million for land sold or held for sale; a $68.5 million charge related to the Company’s share of joint venture inventory impairments; an $11.8 million charge related to the write-off of land option deposits and capitalized preacquisition costs for abandoned projects; and a $36.4 million goodwill impairment charge. The inventory impairment charges were included in cost of sales while the land deposit and capitalized preacquisition cost write-offs and goodwill impairment charges were included in other expense for the quarter.

The 20% decrease in homebuilding revenues for the 2007 fourth quarter was primarily attributable to a 23% decrease in new home deliveries (exclusive of joint ventures) and, to a lesser extent, a 6% decrease in the Company’s consolidated average home price to $384,000. These decreases were partially offset by a $90.2 million year-over-year increase in land sale revenues. Land sale revenues from continuing operations totaled $108.5 million for the 2007 fourth quarter and represented the disposition of approximately 2,600 lots, which were primarily in the Bay area, Phoenix, Tampa and Las Vegas, and which exclude lots sold related to the Company’s Tucson and San Antonio operations which were classified as discontinued operations. Including our Tucson and San Antonio divisions, total companywide land sale revenues for the 2007 fourth quarter totaled approximately $145.3 million related to the disposal of approximately 5,900 lots that had a net book value of approximately $328.7 million.

	Three Months Ended December 31,				Year Ended December 31,
	2007	2006	% Change		2007	2006	% Change
New homes delivered:
Southern California	712	687	4%		1,476	2,060	(28%	)
Northern California	261	189	38%		713	643	11%

Total California	973	876	11%		2,189	2,703	(19%	)

Arizona (1)	167	545	(69%	)	1,029	1,400	(27%	)
Texas (1)	235	334	(30%	)	984	1,100	(11%	)
Colorado	118	104	13%		388	466	(17%	)
Nevada	25	—	—		68	—	—

Total Southwest	545	983	(45%	)	2,469	2,966	(17%	)

Florida	299	654	(54%	)	1,314	2,710	(52%	)
Carolinas	333	291	14%		946	1,008	(6%	)

Total Southeast	632	945	(33%	)	2,260	3,718	(39%	)

Consolidated total	2,150	2,804	(23%	)	6,918	9,387	(26%	)

Unconsolidated joint ventures:
Southern California	146	49	198%		348	93	274%
Northern California	41	49	(16%	)	123	118	4%
Illinois	3	40	(93%	)	28	41	(32%	)

Total unconsolidated joint ventures	190	138	38%		499	252	98%

Discontinued operations	161	283	(43%	)	634	1,124	(44%	)

Total (including joint ventures)	2,501	3,225	(22%	)	8,051	10,763	(25%	)

(1)	Texas and Arizona exclude the San Antonio and Tucson divisions, which are classified as discontinued operations.

In California, new home deliveries (exclusive of joint ventures) increased 11% during the 2007 fourth quarter as compared to the prior year period. Deliveries were up 4% in Southern California, reflecting an increase in order activity in the region in the latter half of 2007 as compared to the year earlier period. Deliveries increased 38% in Northern California and were driven by an increase in order trends experienced throughout 2007 in this region as compared to the extremely low level of orders generated in the year earlier period.

In the Southwest, new home deliveries (exclusive of joint venture) decreased 45% in the fourth quarter of 2007 compared to the year earlier period. Deliveries in Arizona were down 69% in the 2007 fourth quarter reflecting the decrease in order activity in 2007 combined with a significant decrease in our backlog levels in the state due to high cancellation rates experienced during the latter half of 2006. New home deliveries were off 30% in Texas, driven primarily by a significant drop in demand in the Dallas market, and to a lesser extent, a decline in deliveries from our Austin operation. In Colorado, deliveries increased 13% for the 2007 fourth quarter in what has continued to be a challenging housing market.

New home deliveries in the Company’s Southeast region declined 33% during the 2007 fourth quarter compared to the year earlier period. This decrease was primarily due to a 54% year-over-year decline in Florida deliveries due to weaker housing demand experienced throughout the state, which resulted in high cancellation rates during 2007. In the Carolinas, deliveries increased 14% driven primarily by a 43% increase in deliveries from our Raleigh division, which was offset in part by a modest decline in deliveries from our Charlotte operation during the 2007 fourth quarter as compared to the year earlier period.

	Three Months Ended December 31,				Year Ended December 31,
	2007	2006	% Change		2007	2006	% Change
Average selling prices of homes delivered:
Southern California	$575,000	$732,000	(21%	)	$651,000	$718,000	(9%	)
Northern California	440,000	594,000	(26%	)	498,000	701,000	(29%	)

Total California	538,000	702,000	(23%	)	601,000	714,000	(16%	)

Arizona (1)	245,000	301,000	(19%	)	304,000	299,000	2%
Texas (1)	254,000	243,000	5%		253,000	242,000	5%
Colorado	367,000	315,000	17%		355,000	312,000	14%
Nevada	309,000	—	—		316,000	—	—

Total Southwest	278,000	283,000	(2%	)	292,000	280,000	4%

Florida	238,000	295,000	(19%	)	267,000	279,000	(4%	)
Carolinas	235,000	204,000	15%		232,000	193,000	20%

Total Southeast	237,000	267,000	(11%	)	253,000	255,000	(1%	)

Consolidated (excluding joint ventures)	384,000	408,000	(6%	)	377,000	395,000	(5%	)
Unconsolidated joint ventures	652,000	587,000	11%		565,000	689,000	(18%	)

Total continuing operations (including joint ventures)	$406,000	$417,000	(3%	)	$390,000	$403,000	(3%	)

Discontinued operations (including joint ventures)	$205,000	$212,000	(3%	)	$200,000	$183,000	9%

(1)	Texas and Arizona exclude the San Antonio and Tucson divisions, which are classified as discontinued operations.

During the 2007 fourth quarter, the Company’s consolidated average home price from continuing operations (excluding joint ventures) decreased 6% to $384,000 compared to the year earlier period. The overall decrease was due primarily to the level of incentives and discounts required to sell homes in most of our markets partially offset by changes in the Company’s geographic mix during the 2007 fourth quarter as compared to the prior year period.

The Company’s average home price in California for the 2007 fourth quarter decreased 23% from the year earlier period driven by the increased use of incentives and discounts and the following regional changes. In Southern California our average home price was off 21% compared to the prior year period primarily due to increased incentives and discounts required to generate sales coupled with an increase in deliveries in the 2007 fourth quarter from our more affordable Los Angeles and Bakersfield divisions. This decrease in average price was offset in part by a slightly higher proportion of deliveries generated from the Company’s Orange County division, which generally delivers more expensive homes (including the delivery of 6 homes during the 2007 fourth quarter from a high-end coastal project where sales prices were in the $6 million to $8 million range). In Northern California, the average home price was down 26% as a result of the increased level of incentives and discounts used to sell homes combined with a greater distribution of deliveries from the Company’s more affordable Sacramento and Central Valley markets during the 2007 fourth quarter.

In the Southwest, the Company’s average home price was off 2% from the year earlier period. The Company’s average price in Arizona decreased 19% year-over-year reflecting increased incentives utilized in the 2007 fourth quarter. In Texas, the average price increased 5% as compared to the year earlier period reflecting an increase in our average home price in our Dallas division due to a shift in product mix. The 17% increase in average price in Colorado was also the result of a shift in product mix.

The Company’s average home price in the Southeast for the 2007 fourth quarter decreased 11% from the year earlier period. In Florida, the average sales price was down 19% from the year ago period and primarily reflected the increase in the level of incentives and discounts used to sell homes across all of the Company’s Florida markets, and to a lesser degree, geographic and product mix shift within the state. The Company’s average price was up 15% in the Carolinas from the 2006 fourth quarter which primarily reflected a change in product mix towards larger, more expensive homes.

Homebuilding Gross Margin Percentage

The Company’s 2007 fourth quarter homebuilding gross margin percentage from continuing operations (including land sales) was down year-over-year to a negative 17.0% from a positive 4.1% in the prior year period. The 2007 fourth quarter gross margin reflected a $276.2 million pretax inventory impairment charge related to 62 projects, of which $96.1 million related to ongoing projects while $180.1 million related to land or lots that have been or are intended to be sold to third parties. These impairments related primarily to projects located in California, Arizona, Florida and Nevada. Our gross margin from home sales from continuing operations was $20.5 million, or 2.5%, for the 2007 fourth quarter versus $90.2 million, or 7.9%, for the year earlier period. Excluding the housing inventory impairment charges of $96.1 million and $140.1 million, respectively, for the three month periods ended Dec. 31, 2007 and 2006, the Company’s 2007 fourth quarter gross margin from home sales would have been $116.6 million, or 14.1%, versus $230.3 million, or 20.1% in 2006.** The 600 basis point decrease in the year-over-year gross margin percentage as adjusted was driven primarily by lower gross margins in California, Arizona and Florida. The lower gross margins in these markets were driven by increased incentives and discounts resulting from weaker demand during last year and this year related to decreased affordability, more limited availability of mortgage credit, and an increased level of new and existing homes available for sale in the marketplace. These factors have created a much more competitive market for new homes, which has continued to put downward pressure on home prices. Until market conditions stabilize, the Company may continue to incur additional inventory impairment charges.

SG&A Expenses

The Company’s SG&A expense rate from continuing operations (including corporate G&A) for the 2007 fourth quarter increased 190 basis points to 11.7% of homebuilding revenues compared to 9.8% for the same period last year. The higher level of SG&A expenses as a percentage of homebuilding revenues was due primarily to a lower level of revenues to spread these costs over as well as due to a higher level of sales and marketing costs as a percentage of revenues as a result of the Company’s focus on generating sales in these challenging market conditions and an increase in stock-based compensation expense. These increases were partially offset by a reduction in personnel costs to better align our overhead with the weaker housing market as well as due to a reduction in the level of profit-based incentive compensation expense in 2007.

Homebuilding Joint Ventures

The Company recognized a $71.0 million loss from unconsolidated joint ventures during the 2007 fourth quarter compared to loss of $34.7 million in the year earlier period. The loss in the 2007 fourth quarter reflected a $68.5 million pretax charge related to the Company’s share of joint venture inventory impairments related to 22 projects located primarily in California and Arizona, and to a lesser degree Texas and Illinois. Excluding the impairment charges, the Company incurred a joint venture loss of $2.5 million for the 2007 fourth quarter,** of which approximately $3.7 million of loss was generated from land development activity while approximately $1.2 million of income was generated from new home deliveries. Deliveries from the Company’s unconsolidated homebuilding joint ventures included in continuing operations totaled 190 new homes in the 2007 fourth quarter versus 138 last year.

Other Expense

Included in other expense for the three months ended Dec. 31, 2007 and 2006 are pretax charges of approximately $11.8 million and $25.9 million, respectively, related to the write-off of option deposits and capitalized preacquisition costs for abandoned projects. Also included in other expense for the three months ended Dec. 31, 2007 and 2006 are goodwill impairment charges of approximately $36.4 million and $6.2 million, respectively, related to four and two divisions, respectively. These charges were partially offset by a $2.8 million gain related to the early extinguishment of $24 million of the Company’s 6 1/2% senior notes due 2008 through open market purchases. The Company continues to carefully evaluate each land purchase in its acquisition pipeline in light of weakened market conditions and any decision to abandon additional land purchase transactions could lead to further deposit and capitalized preacquisition cost write-offs. Until market conditions stabilize, the Company may also incur additional goodwill impairment charges.

	Three Months Ended December 31,				Year Ended December 31,
	2007	2006	% Change		2007	2006	% Change
Net new orders:
Southern California	243	293	(17%	)	1,377	1,246	11%
Northern California	148	151	(2%	)	735	444	66%

Total California	391	444	(12%	)	2,112	1,690	25%

Arizona (1)	92	53	74%		593	720	(18%	)
Texas (1)	134	183	(27%	)	844	1,038	(19%	)
Colorado	49	72	(32%	)	363	404	(10%	)
Nevada	15	7	114%		86	11	682%

Total Southwest	290	315	(8%	)	1,886	2,173	(13%	)

Florida	173	132	31%		837	1,131	(26%	)
Carolinas	148	238	(38%	)	862	994	(13%	)

Total Southeast	321	370	(13%	)	1,699	2,125	(20%	)

Consolidated total	1,002	1,129	(11%	)	5,697	5,988	(5%	)

Unconsolidated joint ventures:
Southern California	58	62	(6%	)	392	124	216%
Northern California	9	40	(78%	)	110	118	(7%	)
Illinois	—	2	(100%	)	16	27	(41%	)

Total unconsolidated joint ventures	67	104	(36%	)	518	269	93%

Discontinued operations	84	165	(49%	)	522	860	(39%	)

Total (including joint ventures)	1,153	1,398	(18%	)	6,737	7,117	(5%	)

Average number of selling communities during the period:
Southern California	42	38	11%		39	36	8%
Northern California	27	22	23%		25	18	39%

Total California	69	60	15%		64	54	19%

Arizona (1)	18	22	(18%	)	18	22	(18%	)
Texas (1)	30	21	43%		25	21	19%
Colorado	10	14	(29%	)	11	14	(21%	)
Nevada	4	2	100%		4	1	300%

Total Southwest	62	59	5%		58	58	—

Florida	48	47	2%		47	48	(2%	)
Carolinas	31	22	41%		27	20	35%

Total Southeast	79	69	14%		74	68	9%

Consolidated total	210	188	12%		196	180	9%

Unconsolidated joint ventures:
Southern California	17	5	240%		14	3	367%
Northern California	6	6	—		7	5	40%
Illinois	2	2	—		2	1	100%

Total unconsolidated joint ventures	25	13	92%		23	9	156%

Discontinued operations	20	24	(17%	)	25	23	9%

Total (including joint ventures)	255	225	13%		244	212	15%

(1)	Texas and Arizona exclude the San Antonio and Tucson divisions, which are classified as discontinued operations.

Net new orders companywide (excluding joint ventures) for the 2007 fourth quarter decreased 11% to 1,002 new homes. The Company’s consolidated cancellation rate for the 2007 fourth quarter was 37% compared to 44% in the 2006 fourth quarter and 35% in the 2007 third quarter, while the Company’s cancellation rate as a percentage of beginning backlog for the 2007 fourth quarter was 25% compared to 22% in the year earlier period. The overall decrease in net new orders during the 2007 fourth quarter resulted primarily from decreases in orders in Texas, the Carolinas and Colorado, and to a lesser extent, a decline in California. These decreases were partially offset by modest order increases in Florida and Arizona. Our absolute sales absorption rates continue to reflect difficult housing conditions in most of our markets, resulting from reduced housing affordability, higher mortgage interest rates, and the growing levels of completed new and existing homes available for sale, including an increasing level of foreclosure properties in the marketplace. These conditions have been magnified by the tightening of available mortgage credit for homebuyers, including increased pricing for jumbo loans and the substantial reduction in availability of “Alt-A” mortgage products. All of these conditions have resulted in a declining home price environment which has contributed to an erosion of homebuyer confidence.

Net new orders in California (excluding joint ventures) for the 2007 fourth quarter decreased 12% from the 2006 fourth quarter on a 15% higher community count. Net new home orders were down 17% year-over-year in Southern California on an 11% higher average community count. The decrease was due to weaker overall housing demand and a slight increase in the cancellation rate to 41% in the 2007 fourth quarter, compared to 36% in the 2006 fourth quarter and 37% in the 2007 third quarter. Net new orders were down 2% year-over-year in Northern California on a 23% higher community count. The Company’s cancellation rate in Northern California of 38% for the 2007 fourth quarter was up meaningfully from 25% in the year earlier period and up modestly from the 34% cancellation rate experienced in the 2007 third quarter.

Net new orders in the Southwest (excluding joint ventures) for the 2007 fourth quarter were down 8% year-over-year. While still at depressed levels, net new home orders in Arizona were up 74% on an 18% lower average community count, which was primarily the result of a decrease in the level of cancellations in the 2007 fourth quarter as compared to the year earlier period. In particular, the Company’s cancellation rate in Phoenix, while down sharply from the 2006 fourth quarter rate of 84%, still remains high relative to historical levels at 37% for the 2007 fourth quarter. In Texas, net new orders were down 27% on a 43% higher average community count reflecting weakness experienced in the Dallas market over the past year and softer demand experienced in the Austin market over the last few quarters. In Colorado, net new orders were down 32% on a 29% lower community count. In Nevada, the housing market continues to be sluggish as demonstrated by the marginal level of new home orders generated from 4 communities in the Company’s Las Vegas division.

In the Southeast, net new orders (excluding joint ventures) decreased 13% during the 2007 fourth quarter from the year earlier period. Despite the 31% increase in net new orders in Florida during the 2007 fourth quarter, the Florida market continues to experience erosion in buyer demand, a tightening in mortgage credit underwriting standards and an increased level of available homes on the market. Our cancellation rate in Florida decreased to 38% for the 2007 fourth quarter which was down substantially from 64% a year ago, and down from 49% in the 2007 third quarter. Net new orders in the Carolinas were off 38% on a 41% higher community count as a result of a more recent slowing in housing demand in these markets.

	At December 31,
	2007	2006	% Change
Backlog (in homes):
Southern California	176	224	(21%	)
Northern California	127	99	28%

Total California	303	323	(6%	)

Arizona (1)	194	630	(69%	)
Texas (1)	301	441	(32%	)
Colorado	123	148	(17%	)
Nevada	29	11	164%

Total Southwest	647	1,230	(47%	)

Florida	220	697	(68%	)
Carolinas	109	193	(44%	)

Total Southeast	329	890	(63%	)

Consolidated total	1,279	2,443	(48%	)

Unconsolidated joint ventures:
Southern California	94	128	(27%	)
Northern California	24	43	(44%	)
Illinois	5	18	(72%	)

Total unconsolidated joint ventures	123	189	(35%	)

Discontinued operations	44	201	(78%	)

Total (including joint ventures)	1,446	2,833	(49%	)

Backlog (estimated dollar value in thousands):
Southern California	$106,648	$187,062	(43%	)
Northern California	57,165	59,392	(4%	)

Total California	163,813	246,454	(34%	)

Arizona (1)	50,091	215,653	(77%	)
Texas (1)	92,030	111,425	(17%	)
Colorado	44,311	57,867	(23%	)
Nevada	8,160	4,086	100%

Total Southwest	194,592	389,031	(50%	)

Florida	52,787	206,313	(74%	)
Carolinas	31,476	43,042	(27%	)

Total Southeast	84,263	249,355	(66%	)

Consolidated total	442,668	884,840	(50%	)

Unconsolidated joint ventures:
Southern California	60,255	63,503	(5%	)
Northern California	15,773	31,517	(50%	)
Illinois	5,978	10,700	(44%	)

Total unconsolidated joint ventures	82,006	105,720	(22%	)

Discontinued operations	8,099	40,095	(80%	)

Total (including joint ventures)	$532,773	$1,030,655	(48%	)

(1)	Texas and Arizona exclude the San Antonio and Tucson divisions, which are classified as discontinued operations.

The dollar value of the Company’s backlog (excluding joint ventures) decreased 50% from the year earlier period to $442.7 million at Dec. 31, 2007, reflecting a slowdown in order activity and increased cancellation rates experienced during 2007 as well as a shorter average escrow period for home sales.

	At December 31,
	2007	2006	% Change
Building sites owned or controlled:
Southern California	7,235	13,096	(45%	)
Northern California	4,579	6,976	(34%	)

Total California	11,814	20,072	(41%	)

Arizona (1)	2,997	8,269	(64%	)
Texas (1)	3,370	4,718	(29%	)
Colorado	771	1,078	(28%	)
Nevada	2,390	3,037	(21%	)

Total Southwest	9,528	17,102	(44%	)

Florida	8,462	12,226	(31%	)
Carolinas	3,885	4,177	(7%	)
Illinois	62	179	(65%	)

Total Southeast	12,409	16,582	(25%	)

Discontinued operations	1,007	6,935	(85%	)

Total (including joint ventures)	34,758	60,691	(43%	)

Building sites owned	21,371	31,275	(32%	)
Building sites optioned or subject to contract	5,619	9,282	(39%	)
Joint venture lots	6,761	13,199	(49%	)

Total continuing operations	33,751	53,756	(37%	)
Discontinued operations	1,007	6,935	(85%	)

Total (including joint ventures)	34,758	60,691	(43%	)

(1)	Texas and Arizona exclude the San Antonio and Tucson divisions, which are classified as discontinued operations.

Total building sites owned and controlled as of Dec. 31, 2007 decreased 43% from the year earlier period, which reflects the Company’s efforts to generate cash and reduce its real estate inventories and to better align its land supply with the current level of new housing demand. These efforts were furthered by the sale of approximately 5,900 lots during the 2007 fourth quarter, including the sale of substantially all of our Tucson and San Antonio assets, and the Company’s decision to abandon certain land option contracts.

	At December 31,
	2007	2006	% Change
Completed and unsold homes:
Consolidated (1)	695	699	(1%	)
Joint ventures (1)	45	9	400%

Total continuing operations	740	708	5%

Discontinued operations	54	101	(47%	)

Total	794	809	(2%	)

Spec homes under construction:
Consolidated (1)	1,089	1,380	(21%	)
Joint ventures (1)	368	490	(25%	)

Total continuing operations	1,457	1,870	(22%	)

Discontinued operations	31	179	(83%	)

Total	1,488	2,049	(27%	)

Total homes under construction (including specs):
Consolidated (1)	2,085	3,335	(37%	)
Joint ventures (1)	440	675	(35%	)

Total continuing operations	2,525	4,010	(37%	)

Discontinued operations	64	331	(81%	)

Total	2,589	4,341	(40%	)

(1)	Texas and Arizona exclude the San Antonio and Tucson divisions, which are classified as discontinued operations.

The Company’s number of completed and unsold homes from continuing operations (excluding joint ventures) as of Dec. 31, 2007 increased 22% from September 30, 2007 to 695 homes, but decreased 1% compared to the peak at Dec. 31, 2006 as a result of the Company’s efforts to move completed spec homes. The number of homes under construction from continuing operations (exclusive of joint ventures) as of Dec. 31, 2007 decreased 37% from the year earlier period to 2,085 units in response to the Company’s increased focus on managing the level of its speculative inventory and its desire to better match new construction starts with lower sales volume.

Financial Services

In the 2007 fourth quarter, the Company’s financial services subsidiary generated pretax income of approximately $540,000 compared to pretax income of $3.9 million in the year earlier period. The decrease in profitability was driven primarily by a 27% lower level of loan sales partially offset by an increase in margins (in basis points) on loans sold. The decrease in loan sales was primarily the result of a decrease in new home deliveries in the markets in which it operates.

For the 2007 fourth quarter, financial services joint venture income, which is derived from mortgage financing joint ventures with third party financial institutions operating in conjunction with the Company’s homebuilding divisions in the Carolinas, and Tampa, Orlando and Southwestern Florida, was down 43% to $270,000. The lower level of joint venture income was due to the lower level of new home deliveries in 2007 combined with the transition of the Company’s Colorado operations during 2006 from a joint venture arrangement to its wholly owned financial services subsidiary.

Income Taxes

As a result of the continued downturn in the housing market and the uncertainty as to its magnitude and length, the Company recorded a valuation allowance on its net deferred tax asset in accordance with Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes.” The valuation allowance resulted in a $180.5 million noncash charge in the 2007 fourth quarter. To the extent that the Company generates eligible taxable income in the future to utilize the tax benefits of the related deferred tax assets, the Company will be able to reduce its effective tax rate by reducing the valuation allowance. Conversely, any future operating losses generated by the Company would increase the deferred tax valuation allowance and adversely impact our income tax provision.

Discontinued Operations

During the fourth quarter of 2007, the Company sold substantially all of its Tucson and San Antonio assets. The Company is actively marketing the remaining assets of these divisions for sale and it is the Company’s intention to have exited these markets within the next year. The results of operations of the Company’s Tucson and San Antonio divisions have been classified as discontinued operations in accordance with Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” and prior periods have been reclassified to conform with current year presentation.

Net loss from discontinued operations for the three months ended Dec. 31, 2007 and 2006 was $26.5 million and $24.1 million, respectively, of which $19.6 million for the 2007 fourth quarter related to the loss on the disposal. Discontinued operations included homebuilding revenues of $68.7 million and $58.5 million for the three months ended Dec. 31, 2007 and 2006, respectively, and $182.1 million and $198.7 million for the years ended Dec. 31, 2007 and 2006, respectively. These divisions generated pretax losses of $41.5 million and $37.8 million for the fourth quarters of 2007 and 2006, respectively, and pretax losses of $112.0 million and $35.3 million, respectively, for the years then ended.

During the fourth quarter and year ended Dec. 31, 2007, the Company recorded the following pretax charges related to its discontinued operations: $31.3 million and $86.7 million, respectively, of inventory impairment charges; $9.3 million and $9.5 million, respectively, of charges related to the Company’s share of joint venture inventory impairments; and approximately $0 and $524,000, respectively, of charges related to the write-off of land option deposits and capitalized preacquisition costs for abandoned projects.

During the fourth quarter and year ended Dec. 31, 2006, the Company recorded the following pretax charges related to its discontinued operations: $21.1 million and $21.2 million, respectively, of inventory impairment charges; approximately $414,000 and $1.1 million, respectively, of charges related to the write-off of land option deposits and capitalized preacquisition costs for abandoned projects and $13.3 million related to goodwill impairment charges for the fourth quarter and year ended Dec. 31, 2007.

Earnings Conference Call

A conference call to discuss the Company’s 2007 fourth quarter and fiscal year earnings will be held at 11:00 am Eastern time tomorrow, Tuesday, February 5, 2008. The call will be broadcast live over the Internet and can be accessed through the Company’s website at http://standardpacifichomes.com/ir. The call will also be accessible via telephone by dialing (866) 237-3252 (domestic) or (719) 457-1018 (international); Passcode: 979199. The entire audio transmission with the synchronized slide presentation will also be available on our website for replay within 2 to 3 hours following the live broadcast, and can be accessed by dialing (888) 348-4629 (domestic) or (719) 884-8882 (international); Passcode: 979199.

About Standard Pacific

Standard Pacific, one of the nation’s largest homebuilders, has built homes for more than 101,000 families during its 41-year history. The Company constructs homes within a wide range of price and size targeting a broad range of homebuyers. Standard Pacific operates in many of the largest housing markets in the country with operations in major metropolitan areas in California, Florida, Arizona, the Carolinas, Texas, Colorado and Nevada. The Company provides mortgage financing and title services to its homebuyers through its subsidiaries and joint ventures, Standard Pacific Mortgage, Inc., SPH Home Mortgage, Universal Land Title of South Florida and SPH Title. For more information about the Company and its new home developments, please visit our website at: www.standardpacifichomes.com.

This news release contains forward-looking statements. These statements include but are not limited to statements regarding: our expected first quarter tax refund; that housing market conditions will continue to decline in 2008 resulting in a decrease in Company deliveries; our plan to cut new home starts, new community openings and spends for land acquisition and site development costs in 2008; our plan to continue to balance overhead to sales levels; that we expect to generate positive cash flow during the year even after paying off the balance of our 2008 senior notes; that we may make open market purchases of our 2008 senior notes; our intent to commence discussions with our bank group to amend our loan covenants; our evaluation of land purchases and the potential for further deposit and capitalized preacquisition cost write-offs; the potential for further goodwill impairment charges; the potential impact of future earnings or losses on our deferred tax valuation allowance; additional joint venture loan remargining obligations; the extent to which we expect to exit additional joint ventures; our strategy of balancing margins, volume and cash flow generation; our focus on managing starts and other cash outflows; our efforts to right-size the Company; the potential need for additional inventory impairment charges; orders and backlog; and housing market conditions. Forward-looking statements are based on our current expectations or beliefs regarding future events or circumstances, and you should not place undue reliance on these statements. Such statements involve known and unknown risks, uncertainties, assumptions and other factors — many of which are out of the Company’s control and difficult to forecast — that may cause actual results to differ materially from those that may be described or implied. Such factors include but are not limited to: local and general economic and market conditions, including consumer confidence, employment rates, interest rates, the cost and availability of mortgage financing, and stock market, home and land valuations; the impact on economic conditions of terrorist attacks or the outbreak or escalation of armed conflict involving the United States; the cost and availability of suitable undeveloped land, building materials and labor; the cost and availability of construction financing and corporate debt and equity capital; the demand for and affordability of single-family homes; the supply of housing for sale; cancellations of purchase contracts by homebuyers; the cyclical and competitive nature of the Company’s business; governmental regulation, including the impact of “slow growth” or similar initiatives; delays in the land entitlement process, development, construction, or the opening of new home communities; adverse weather conditions and natural disasters; environmental matters; risks relating to the Company’s mortgage banking operations, including hedging activities; future business decisions and the Company’s ability to successfully implement the Company’s operational and other strategies; litigation and warranty claims; and other risks discussed in the Company’s filings with the Securities and Exchange Commission, including in the Company’s Annual Report on Form 10-K for the year ended Dec. 31, 2006 and subsequent Quarterly Reports on Form 10-Q. The Company assumes no, and hereby disclaims any, obligation to update any of the foregoing or any other forward-looking statements. The Company nonetheless reserves the right to make such updates from time to time by press release, periodic report or other method of public disclosure without the need for specific reference to this press release. No such update shall be deemed to indicate that other statements not addressed by such update remain correct or create an obligation to provide any other updates.

Contact:

Andrew H. Parnes, Executive Vice President-Finance & CFO (949) 789-1616, aparnes@stanpac.com or Lloyd H. McKibbin, Vice President & Treasurer (949) 789-1603, lmckibbin@stanpac.com.

*	Excludes the Company’s unconsolidated joint ventures and the Company’s Tucson and San Antonio operations, which are included in discontinued operations.
**	Please see “Reconciliation of Non-GAAP Financial Measures” below.

###

(Note: Tables follow)

STANDARD PACIFIC CORP AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended December 31,			Year Ended December 31,
	2007	2006	% Change	2007	2006	% Change
	(Dollars in thousands, except per share amounts)
Homebuilding:
Home sale revenues	$825,151	$1,145,372	(28%)	$2,607,824	$3,710,059	(30%)
Land sale revenues	108,457	18,235	495%	281,009	30,411	824%

Total revenues	933,608	1,163,607	(20%)	2,888,833	3,740,470	(23%)

Cost of home sales	(804,670)	(1,055,192)	(24%)	(2,520,157)	(2,950,922)	(15%)
Cost of land sales	(287,798)	(60,955)	372%	(568,539)	(76,179)	646%

Total cost of sales	(1,092,468)	(1,116,147)	(2%)	(3,088,696)	(3,027,101)	2%

Gross margin	(158,860)	47,460	(435%)	(199,863)	713,369	(128%)

Gross margin %	(17.0%)	4.1%		(6.9%)	19.1%

Selling, general and administrative expenses	(109,211)	(114,492)	(5%)	(387,981)	(441,960)	(12%)
Income (loss) from unconsolidated joint ventures	(70,976)	(34,710)	104%	(190,025)	(3,870)	4,810%
Other expense	(46,232)	(27,853)	66%	(68,610)	(46,727)	47%

Homebuilding pretax income (loss)	(385,279)	(129,595)	197%	(846,479)	220,812	(483%)

Financial Services:
Revenues	4,662	8,721	(47%)	16,677	24,866	(33%)
Expenses	(4,122)	(4,854)	(15%)	(16,045)	(19,438)	(17%)
Income from unconsolidated joint ventures	270	476	(43%)	1,050	1,911	(45%)
Other income	110	274	(60%)	611	872	(30%)

Financial services pretax income (loss)	920	4,617	(80%)	2,293	8,211	(72%)

Income (loss) from continuing operations before taxes	(384,359)	(124,978)	208%	(844,186)	229,023	(469%)
(Provision) benefit for income taxes	(30,022)	50,635	(159%)	149,003	(82,930)	(280%)

Income (loss) from continuing operations	(414,381)	(74,343)	457%	(695,183)	146,093	(576%)
Loss from discontinued operations, net of income taxes	(6,966)	(24,063)	(71%)	(52,540)	(22,400)	135%
Loss from disposal of discontinued operations, net of income taxes	(19,550)	—	—	(19,550)	—	—

Net income (loss)	$(440,897)	$(98,406)	348%	$(767,273)	$123,693	(720%)

Basic earnings (loss) per share:
Continuing operations	$(6.39)	$(1.16)	451%	$(10.74)	$2.24	(579%)
Discontinued operations	(0.41)	(0.37)	11%	(1.11)	(0.34)	226%

Basic earnings (loss) per share	$(6.80)	$(1.53)	344%	$(11.85)	$1.90	(724%)

Diluted earnings (loss) per share:
Continuing operations	$(6.39)	$(1.16)	451%	$(10.74)	$2.19	(590%)
Discontinued operations	(0.41)	(0.37)	11%	(1.11)	(0.34)	226%

Diluted earnings (loss) per share	$(6.80)	$(1.53)	344%	$(11.85)	$1.85	(741%)

Weighted average common shares outstanding:
Basic	64,849,786	64,363,447	1%	64,750,482	65,187,469	(1%)
Diluted	64,849,786	64,363,447	1%	64,750,482	66,756,286	(3%)
Cash dividends per share	$—	$0.04	(100%)	$0.12	$0.16	(25%)

SELECTED FINANCIAL DATA

	Three Months Ended December 31,
	2007	2006
	(Dollars in thousands)
Net income (loss)	$(440,897)	$(98,406)
Net cash provided by (used in) operating activities	$347,983	$216,207
Net cash provided by (used in) investing activities	$(39,712)	$(24,888)
Net cash provided by (used in) financing activities	$(103,617)	$(171,594)
Adjusted Homebuilding EBITDA(1)	$77,846	$165,750
Homebuilding SG&A as a percentage of homebuilding revenues	11.7%	9.8%
Homebuilding interest incurred	$34,814	$39,736
Homebuilding interest capitalized to inventories owned	$30,991	$37,698
Homebuilding interest capitalized to investments in and advances to unconsolidated joint ventures	$3,823	$2,038
Ratio of LTM Adjusted Homebuilding EBITDA to homebuilding interest incurred	2.2x	4.8x

(1)	Adjusted Homebuilding EBITDA means net income (loss) (plus cash distributions of income from unconsolidated joint ventures) before (a) income taxes, (b) expensing of previously capitalized interest included in cost of sales, (c) impairment charges, (d) homebuilding depreciation and amortization, (e) amortization of stock-based compensation, (f) income (loss) from unconsolidated joint ventures and (g) income (loss) from financial services subsidiary. Other companies may calculate Adjusted Homebuilding EBITDA (or similarly titled measures) differently. We believe Adjusted Homebuilding EBITDA information is useful to investors as one measure of the Company’s ability to service debt and obtain financing. However, it should be noted that Adjusted Homebuilding EBITDA is not a U.S. generally accepted accounting principles (“GAAP”) financial measure. Due to the significance of the GAAP components excluded, Adjusted Homebuilding EBITDA should not be considered in isolation or as an alternative to net income, cash flow from operations or any other operating or liquidity performance measure prescribed by GAAP. For the three months and year ended Dec. 31, 2006 and 2007, EBITDA from continued and discontinued operations was calculated as follows:

	Three Months Ended December 31,		Year Ended December 31,
	2007	2006	2007	2006
	(Dollars in thousands)
Net income (loss)	$(440,897)	$(98,406)	$(767,273)	$123,693
Add:
Cash distributions of income from unconsolidated joint ventures	631	9,183	16,716	75,422
Provision (benefit) for income taxes	15,000	(64,390)	(188,954)	70,040
Expensing of previously capitalized interest included in cost of sales	55,337	33,757	131,182	88,933
Impairment charges	355,707	249,156	880,898	328,032
Homebuilding depreciation and amortization	2,229	2,162	7,695	7,163
Amortization of stock-based compensation	10,339	3,942	20,150	16,539
Less:
Income (loss) from unconsolidated joint ventures	(80,040)	(34,212)	(198,674)	(1,880)
Income (loss) from financial services subsidiary	540	3,866	632	5,428

Adjusted Homebuilding EBITDA	$77,846	$165,750	$298,456	$706,274

The table set forth below reconciles net cash provided by (used in) operating activities, from continued and discontinued operations, calculated and presented in accordance with GAAP, to Adjusted Homebuilding EBITDA:

	Three Months Ended December 31,		Year Ended December 31,
	2007	2006	2007	2006
	(Dollars in thousands)
Net cash provided by (used in) operating activities	$347,983	$216,207	$655,558	$(290,580)

Add:
Provision (benefit) for income taxes	15,000	(64,390)	(188,954)	70,040
Deferred tax valuation allowance	(180,480)	—	(180,480)	—
Expensing of previously capitalized interest included in cost of sales	55,337	33,757	131,182	88,933
Excess tax benefits from share-based payment arrangements	—	257	1,498	2,697
Gain on early extinguishment of debt	2,765	—	2,765	—

Less:
Income (loss) from financial services subsidiary	540	3,866	632	5,428
Depreciation and amortization from financial services subsidiary	239	152	703	582
Loss on sale of property and equipment	1,439	—	1,439	—

Net changes in operating assets and liabilities:
Trade and other receivables	(45,730)	20,422	(45,083)	2,739
Mortgage loans held for sale	71,388	150,253	(99,618)	125,123
Inventories-owned	(358,366)	(265,927)	(399,325)	610,944
Inventories-not owned	(784)	(13,030)	(10,449)	(89,929)
Deferred income taxes	(5,757)	120,178	135,741	126,587
Other assets	163,788	(30,815)	245,723	(189)
Accounts payable	17,874	(4,029)	13,105	5,638
Accrued liabilities	(2,954)	6,885	39,567	60,281

Adjusted Homebuilding EBITDA	$77,846	$165,750	$298,456	$706,274

STANDARD PACIFIC CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	December 31,
	2007	2006
	(unaudited)
ASSETS
Homebuilding:
Cash and equivalents	$219,141	$17,356
Trade and other receivables	28,599	72,654
Inventories:
Owned	2,059,235	3,101,636
Not owned	109,757	199,757
Investments in and advances to unconsolidated joint ventures	293,967	301,635
Deferred income taxes	143,995	185,268
Goodwill and other intangibles, net	35,597	90,387
Other assets	300,135	57,128

	3,190,426	4,025,821

Financial Services:
Cash and equivalents	12,413	14,727
Mortgage loans held for sale	155,340	254,958
Mortgage loans held for investment	10,973	—
Other assets	11,847	8,360

	190,573	278,045

Assets of discontinued operations	19,727	199,075

Total Assets	$3,400,726	$4,502,941

LIABILITIES AND STOCKHOLDERS’ EQUITY
Homebuilding:
Accounts payable	$95,190	$102,767
Accrued liabilities	280,513	277,154
Liabilities from inventories not owned	43,007	82,999
Revolving credit facility	90,000	289,500
Trust deed and other notes payable	34,714	52,499
Senior notes payable	1,400,344	1,449,245
Senior subordinated notes payable	249,350	149,232

	2,193,118	2,403,396

Financial Services:
Accounts payable and other liabilities	5,023	4,404
Mortgage credit facilities	164,172	250,907

	169,195	255,311

Liabilities of discontinued operations	5,221	10,577

Total Liabilities	2,367,534	2,669,284

Minority Interests	38,201	69,287
Stockholders’ Equity:
Preferred stock, $0.01 par value; 10,000,000 shares authorized; none issued	—	—
Common stock, $0.01 par value; 200,000,000 shares authorized;
72,689,595(1) and 64,422,548 shares outstanding, respectively	727	644
Additional paid-in capital	340,067	323,099
Retained earnings	666,880	1,446,043
Accumulated other comprehensive loss, net of tax	(12,683)	(5,416)

Total Stockholders’ Equity	994,991	1,764,370

Total Liabilities and Stockholders’ Equity	$3,400,726	$4,502,941

(1)	At Dec. 31, 2007, shares outstanding include 7,839,809 shares issued under a share lending facility related to our 6% convertible senior subordinated notes issued on September 28, 2007.

BALANCE SHEET DATA

(Dollars in thousands, except per share amounts)

	At December 31,
	2007	2006
Stockholders’ equity per share (1)	$15.34	$27.39
Ratio of total debt to total book capitalization (2)	66.2%	55.5%
Ratio of adjusted net homebuilding debt to total book capitalization (3)	61.1%	52.2%
Ratio of total debt to LTM adjusted homebuilding EBITDA (2)	6.5x	3.1x
Ratio of adjusted net homebuilding debt to LTM adjusted homebuilding EBITDA (3)	5.2x	2.7x
Homebuilding interest capitalized in inventories owned	$126,158	$129,734
Homebuilding interest capitalized as a percentage of inventories owned	6.1%	4.0%

(1)	At Dec. 31, 2007, shares outstanding exclude 7,839,809 shares issued under a share lending facility related to our 6% convertible senior subordinated notes issued on September 28, 2007.
(2)	Total debt at Dec. 31, 2007 and 2006 includes $164.2 million and $250.9 million, respectively, of indebtedness of the Company’s financial services subsidiary and $11.4 million and $13.4 million, respectively, of indebtedness included in liabilities from inventories not owned.
(3)	Adjusted net homebuilding debt excludes indebtedness included in liabilities from inventories not owned, indebtedness of the Company’s financial services subsidiary and additionally reflects the offset of cash and equivalents in excess of $5 million. We believe that the adjusted net homebuilding debt to total book capitalization and adjusted net homebuilding debt to LTM adjusted homebuilding EBITDA ratios are useful to investors as a measure of the Company’s ability to obtain financing. These are non-GAAP ratios and other companies may calculate these ratios differently. For purposes of the ratio of adjusted net homebuilding debt to total book capitalization, total book capitalization is adjusted net homebuilding debt plus stockholders’ equity. Adjusted net homebuilding debt is calculated as follows:

	At December 31,
	2007	2006
	(Dollars in thousands)
Total consolidated debt	$1,950,012	$2,204,937
Less:
Indebtedness included in liabilities from inventories not owned	11,432	13,405
Financial services indebtedness	164,172	250,907
Homebuilding cash in excess of $5 million	214,148	12,376

Adjusted net homebuilding debt	$1,560,260	$1,928,249

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES***

The tables set forth below reconcile the Company’s earnings (loss) for 2007 to earnings (loss) excluding the after-tax impairment and tax valuation charges:

	Three Months Ended December 31, 2007
	Net Income (Loss)	Shares	EPS
	(Dollars in thousands, except per share amounts)
Net income (loss)	$(440,897)	64,849,786	$(6.80)
Impairment charges, after tax	265,211	64,849,786	4.09
Deferred tax valuation allowance	180,480	64,849,786	2.78

Net income (loss), as adjusted	$4,794	64,849,786	$0.07

	Year Ended December 31, 2007
	Net Income (Loss)	Shares	EPS
	(Dollars in thousands, except per share amounts)
Net income (loss)	$(767,273)	64,750,482	$(11.85)
Impairment charges, after tax	670,743	64,750,482	10.36
Deferred tax valuation allowance	180,480	64,750,482	2.79

Net income (loss), as adjusted	$83,950	64,750,482	$1.30

The tables set forth below reconcile the Company’s gross margin from home sales for the three months ended Dec. 31, 2007 and 2006, excluding pretax impairment charges:

	Three Months Ended December 31,
	2007	Gross margin %	2006	Gross margin %
	(Dollars in thousands)
Home sale revenues	$825,151		$1,145,372
Cost of home sales	(804,670)		(1,055,192)

Gross margin from home sales	20,481	2.5%	90,180	7.9%

Add: Housing inventory impairment charges	96,079		140,144

Gross margin from home sales, as adjusted	$116,560	14.1%	$230,324	20.1%

The tables set forth below reconcile the Company’s income (loss) from homebuilding and land development joint ventures for the three months ended Dec. 31, 2007, excluding pretax impairment charges:

	Three Months Ended December 31, 2007
	Homebuilding	Land Development	Total
	(Dollars in thousands)
Loss from joint ventures	$(22,119)	$(48,858)	$(70,977)
Joint venture inventory impairment charges	23,311	45,203	68,514

Income (loss) from joint ventures, as adjusted	$1,192	$(3,655)	$(2,463)

*** We believe that the measures described above which exclude the effect of impairment and tax valuation charges are useful to investors as they provide investors with a perspective on the underlying operating performance of the business by isolating the impact of charges related to inventory impairments, land deposit and capitalized preacquisition cost writeoffs for abandoned projects, goodwill impairment charges and the tax valuation allowance. However, it should be noted that such measures are not GAAP financial measures. Due to the significance of the GAAP components excluded, such measures should not be considered in isolation or as an alternative to operating performance measures prescribed by GAAP.